UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2011

ADVANCED MEDICAL ISOTOPE CORPORATION

(Name of registrant as specified in its charter)

Delaware	0-53497	80-0138937
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6208 W Okanogan Ave. Kennewick WA 99336		99336
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (509) 736-4000

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 30, 2011, in exchange for $113,600, the Company issued to an investor who is a director and principal shareholder of the Company a convertible note in the principal amount of $113,600 and 45,440 shares of common stock as a loan origination fee.  The note bears interest at 10% per annum.  The principal and interest are due and payable in full on the maturity date of December 30, 2012.  At the option of the holder, the principal and interest are convertible into common stock at $0.10 per share.

This disclosure under item 2.03 is being made in the event that the note described above, together with the note described below, were deemed to constitute a direct financial obligation that is material to the Company.

On November 25, 2011, in exchange for $105,500, the Company issued to the same investor a convertible note in the principal amount of $105,500 and 42,200 shares of common stock as a loan origination fee.  The note bears interest at 10% per annum.  The principal and interest are due and payable in full on the maturity date of November 25, 2012.  At the option of the holder, the principal and interest are convertible into common stock at $0.23 per share.

Item 3.02  Unregistered Sales of Equity Securities.

Although not obligated to do so, the Company is making this disclosure under item 3.02 in order to update the disclosure in its most recent periodic report regarding the sale of unregistered convertible notes and common stock.

The information set forth above in item 2.03 is incorporated by this reference herein.  In addition to the sales of convertible notes and common stock disclosed in item 2.03 above, the Company on December 9, 2011, issued 100,000 shares of common stock valued at $16,000 to a consultant for services, and on December 21, 2011, issued 33,333 shares of common stock to a landlord in payment of rent of $3,000 owed by the Company.  No underwriters were used for the foregoing transactions. As to all of the foregoing transactions, the Company relied upon the exemption from registration set forth in section 4(2) of the Securities Act of 1933, as amended, based upon the private nature and the limitations of the transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL ISOTOPE CORPORATION

Date: January 6, 2012	By:	/s/ James C. Katzaroff
	Name:	James C. Katzaroff
	Title:	Chairman and Chief Executive Officer